Exhibit 99.2
THIRD AMENDMENT TO WATER GATHERING AND DISPOSAL AGREEMENT
     This Third Amendment to Water Gathering and Disposal Agreement (this “Third Amendment”) is entered into and effective (the “Effective Date”) as of the 1st day of the calendar month following the execution of this Third Amendment by and between Robinson’s Bend Production II, LLC, a Delaware limited liability company, successor in interest to Everlast Energy LLC, a Delaware company (“Producer”), and Robinson’s Bend Operating II, LLC, a Delaware limited liability company, successor in interest to Torch Energy Associates Ltd., a Texas limited partnership (“Gatherer”).
RECITALS:
A.	Reference is herein made to (i) that certain Water Gathering and Disposal Agreement entered into as of August 9, 1990, by and between Producer’s and Gatherer’s respective predecessors in interest at such time (the “ Original Agreement”), (ii) that certain First Amendment to Water Gathering and Disposal Agreement entered into as of October 1, 1993, by and between such parties (the “First Amendment”), and (iii) that certain Second Amendment to Water Gathering and Disposal Agreement entered into as of November 30, 2004, by and between such parties (the “Second Amendment”; the Original Agreement, as amended by the First Amendment and the Second Amendment, is herein called the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to them in the Agreement.

B.	Reference is further made to that certain Net Overriding Royalty Conveyance (Torch Energy Royalty Trust) (Alabama) dated November 22, 1993 (the “Conveyance”), which granted a net overriding royalty interest (“Conveyed Interests”) to the Torch Energy Royalty Trust, a Delaware statutory trust (the “Trust”).

C.	The parties hereto deem it in their mutual best interests to amend the Agreement as provided herein.
AGREEMENT:
     NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, Producer and Gatherer agree as follows:
1.	Amendment to Section 3.1. Section 3.1 of the Agreement is hereby amended in its entirety to read as follows:

“3.1 Producer shall pay Gatherer a fee of $0.53 per barrel for gathering, separation and disposal of water from and after the Effective Date, for a period of ten (10) years.”
2. Amendment to Article VII. The first sentence of Article VII is hereby amended to insert the date “December 31, 2021” in place of “December 31, 2012.”
3. Third Party Beneficiary. Upon sale of the Conveyed Interests by the Trust, the purchaser of the Conveyed Interests from the Trust shall be a third party beneficiary of the Agreement, as amended by this Third Amendment, entitled to enforce the Agreement (as amended by this Third Amendment) against the parties to the Agreement and this Third Amendment as if a party hereto.
4.	Ratification. The Agreement, as amended by this Third Amendment, is hereby ratified and confirmed in all respects.
     IN WITNESS WHEREOF, the undersigned have executed this Third Amendment as of June 13, 2011.

PRODUCER:
Robinson’s Bend Production II, LLC
By:	/s/ Stephen R. Brunner
Name:	Stephen R. Brunner
Title:	President & Chief Executive Officer

GATHERER:
Robinson’s Bend Operating II, LLC
By:	/s/ Stephen R. Brunner
Name:	Stephen R. Brunner
Title:	President & Chief Executive Officer

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